UMH PROPERTIES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EFFECTIVE JANUARY 1, 2015

BY AND BETWEEN:

UMH PROPERTIES, INC,

a Maryland Corporation ("Corporation")

AND:

Anna T. Chew ("Employee")

BACKGROUND

WHEREAS, Employee and the Corporation are parties to an Employment Agreement, effective January 1, 2012 through December 31, 2014 (“Prior Employment Agreement”);

WHEREAS, Employee and the Corporation now desire to amend and restate the Prior Employment Agreement in its entirety, effective as of January 1, 2015; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Corporation and Employee agree as follows:

TERMS

1.

Term of Employment.

Corporation agrees to employ Employee and Employee agrees to be employed in the capacity of Vice President for a term of three (3) years, effective January 1, 2015 (“Effective Date”) and terminating on the three (3) year anniversary of the Effective Date; provided, however, that this Agreement will be renewed automatically on and as of the first (1st) day of each calendar quarter after the Effective Date (i.e., each April 1, July 1, October 1, and January 1) for a period of three (3) years commencing on the date of the automatic renewal, unless Employee’s employment is earlier terminated in accordance with the provisions of Section 11 of this Agreement. The period during which Employee is employed with the Corporation under this Agreement, including all renewal periods, is referred to as the “Term.”

2.

Time and Efforts.

Employee shall diligently and conscientiously devote her time and attention and use her best efforts in the discharge of her duties as Vice President of the Corporation.

3.

Board of Directors

Employee should at all times discharge her duties in consultation with and under the supervision of the President and the Board of Directors of the Corporation. In the performance of her duties, Employee shall make her principal office such place as both the Board of Directors of the Corporation and the Employee from time to time agree.

4.

Compensation.

a.

Corporation shall pay to Employee as compensation for her services, a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation, as follows:

1.

For the year beginning January 1, 2015 and ending on December 31, 2015, the base salary shall be $349,000.

2.

For the year beginning January 1, 2016 and ending on December 31, 2016, the base salary shall be $360,000.

3.

For the year beginning January 1, 2017 and ending on December 31, 2017, the base salary shall be $371,000.

4.

With respect to any calendar year of the Term (including renewal periods) which begins on or after January 1, 2018, the base salary shall be set by the Compensation Committee, and approved by the Board of Directors, provided that Employee’s base salary for any calendar year of the Term shall not result in a decrease in base salary as compared to the previous calendar year of the Term.

b.

The Employee shall purchase and/or maintain a disability insurance policy, whose benefits shall commence 90 days after the date of disability. During the first 90 days following the date of disability, Employee's salary will continue to be paid by the Corporation. Thereafter, the Employee will receive lost wages from the disability policy.  This provision applies to disability until the time of termination in the event termination paragraph 11 applies.

5.

Bonuses.

a) Bonuses shall be measured from the appropriate year-end audited financial statements as approved by management

b) Occupied sites (as defined below) will be measured at the end of each calendar year

Annual incentive awards

Cash Bonus Incentive of 100% of the greater of base salary of $352k in 2015, or base salary for the contract year.

Individual goals	Weighted Percentage share of total bonus	Min. Target	Base Target	Exceeds Target	Approved by BOD
Increase same store* occupancy (12,376 sites as of 1/1/15)	16.67%	Increase of minimum .75% = 50% = $35k	Increase of minimum 1% = 100% = $70k	Increase of minimum 1.25% = 125% = $88k
Increase same store revenue	16.67%	Increase of min. 3% = 100% = $35k	Increase of min. 4% = 100% = $70k	Increase of min. 5% = 150% = $106k
Add 500 additional rentals to same store communities	16.67%	Additional 400 units = 50% = $70k	Additional 500 units = 100% = $70k	Minimum additional 625 units = 125% = $88k
Increase same Store Sales Profit (as defined below). Currently operating at a loss of $2,000,000 in 2014	16.67%	Break even $35,000	Profit increases up to $500k profit from sales = 10% per next $100k of profit	Profit increases over $500k profit from sales = 12% per next $100k of profit
Reduce and or maintain same store operating costs at or below 50% operating revenue	16.67%	100% = $70k	100% = $70k	100% = $70k
Reduce and or maintain administrative expense at or below 10% of total operating revenue	16.67%	100% = $70k	100% = $70k	100% = $70k
Totals	100%	$315k	$435k	$567k

Definitions:

Same Store Measurement: Is all pad sites and homes in all communities owned by the company at the end of a defined period.

Occupied Sites:  All sites that have homes and are currently paying rent (pad or home and pad) excluding any occupied sites that rent is being paid by UMH or UMH Sales Finance.

Same store occupancy: Is the measure of all sites owned, operated and occupied at the beginning of any calendar year compared to those same sites that are owned, operated and occupied at the end of that calendar year.  Same store refers strictly to communities and vacant lots owned at the commencement of the contract year.

Same Store Revenue: Is the measure of all revenue derived from the Same Store Occupancy.

Same Store Sales Profit to be defined as net profit from UMH Sales & Finance (sales less cost of sales less selling expenses (not including lot rent paid to UMH Properties) less administrative expenses as adjusted to be solely related to sales income, and excluding any interest income and any interest expense related to that income.  That administrative expense will be allocated as 10% of the gross sales income but in no event shall the administrative expense exceed $1,000,000 for the purpose of determining the sales profit.  As an example, the loss for 2014 is calculated as follows:

Sales		$7,545,923
Less:	Cost of sales	(5,832,540)
	Selling expenses	(4,174,520)
Add:	Lot rent paid to UMH included in Selling expenses above	1,191,144
Less:	Administrative expenses allocated (10% of sales, not to exceed $1,000,000)	(754,592)
	Profit (Loss)	$(2,024,585)

6.

Restricted Stock

A.

The restricted stock grants shall be made following year end, after the compensation committee has had a reasonable amount of time to review the audited year end financials.

Restricted Stock Grant potential of 20,000 shares per year

Criteria	Amount of shares	Evaluation metric	Approved by BOD
Achievement of any of the individual goals (above)	50% = 10,000 shares	Discretion of Compensation Committee w/BOD Approval
Discretion of Compensation Committee w/BOD Approval	50% = 10,000 shares	Based on overall performance of the Company (Common FFO growth, acquisitions, sales, budgeting performance and any item the compensation committee deems relevant)

B.

Subject to the exceptions set forth in Section 12 below, Employee must be employed on each of the above dates in order for the Stock Grant associated with that date to vest as set forth herein.

7.

Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses incurred by her in carrying out her duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

8.

Vacation.

Employee shall be entitled to take four (4) paid weeks’ vacation per year and the same holidays as provided for other members of the staff.

9.

Pension.

Employee, at her option, may participate in the 401-K plan of UMH Properties, Inc. according to its terms.

10.

Life and Health Insurance Benefits, and Automobile.

A.

Employee shall be entitled during the term of this Agreement to participate in all health insurance and group life insurance benefit plans providing benefits generally applicable to the employees of UMH Properties; Inc. as may be modified from time to time.

B.

Corporation shall reimburse up to $10,000 per year for the Employee’s life insurance policies.

C.

Corporation will also provide the Employee with an automobile, including maintenance, repairs, insurance, and all costs incident thereto, all comparable to those presently provided to Employee by the Corporation.

11.

Termination

If Employee’s employment with the Corporation is terminated either by the Corporation or by the Employee, voluntarily or involuntarily, without regard to the reason, including termination for cause or due to the death of the Employee, Employee (or her estate) shall be entitled to the base salary plus the base target bonuses due under this Agreement for the remaining Term of this Agreement (inclusive of any renewals), paid as regular payroll over the remaining Term. The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

12.

Change of Control

A.

The term "Change of Control" under this Agreement shall mean (i) a sale of substantially all of the assets of the Corporation, not in the ordinary course, to an unaffiliated third party; or (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party of outstanding shares of capital stock of the Corporation representing a majority of the then outstanding voting capital stock of the Corporation; or (iii) a majority of the members of the Board of Directors ceasing to be composed of individuals who either were members of the Board immediately following the 2014 Annual Meeting of Shareholders of the Corporation, or whose election to the Board was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation of the Corporation having the same effect as item (i), (ii) or (iii) above, or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

B.

In the event of a Change of Control during the Term of this Agreement:

1.

on the date of such Change of Control, this Agreement shall automatically renew so that the expiration date will be three years from the date of the Change of Control;

2.

additionally or alternatively, Employee shall have the continuing right to terminate this Employment Agreement which shall entitle her to receive compensation in accordance with Section 11 above. If Employee exercises the right to terminate this Employment Agreement within ninety (90) days of the date of the Change of Control, Employee shall be entitled to receive, for the remaining Term, her base salary, as well as any Bonuses and Restricted Stock grants he would have received under this Agreement had he remained employed for the remainder of the Term.

C.

In addition to any other compensation afforded herein, provided that Employee is actively employed by the Corporation as of the consummation of a Change of Control, Employee shall be entitled to a transaction bonus consistent with the terms of the Corporation's Executive Management Transaction Bonus Plan, which Plan shall be approved by the Corporation's Compensation Committee. Receipt of a transaction bonus shall not prejudice any other rights Employee may have under this Section.

D.

The amounts due under this Section shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

E.

Any combination of MONMOUTH REAL ESTATE INVESTMENT CORPORATION and UMH PROPERTIES, INC. shall not be considered a Change of Control under this Section.

13.

Indemnification and Attorneys' Fees

The Corporation agrees to indemnify the Employee from any and all lawsuits filed directly against the Employee by a third party in her capacity as Employee and/or Director of the Corporation. The Corporation will pay all attorneys' fees and costs to defend the Employee from any such lawsuits.

14.

Notices.

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9N, Suite 3C

Freehold, NJ 07728

Employee:

Anna T. Chew

(on file)

15.

Governing Law.

This agreement shall be construed and governed in accordance with the laws of the State of New Jersey.

16.

Entire Contract.

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This agreement may be amended only in writing signed by both parties hereto.

17.

Modification and Waiver

No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.

Successors.

This Agreement shall be binding on the Corporation and any successor to any of its businesses or assets. This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

19.

Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity of unenforceability.

20.

Headings

Headings used in this Employment Agreement are for convenience only and shall not be used to interpret its provisions.

21.

Certain Possible Changes to Distributions.

Notwithstanding any provisions of this Agreement to the contrary, the commencement of distributions determined by reference to a termination of employment shall be delayed by six months after termination, if (i) at the applicable time, the Corporation or any entity in its controlled group has any stock which is publicly traded on an established securities market and (ii) in the view of the Corporation such delay is necessary or advisable to avoid the imposition of the 20% tax under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service).  Any amounts delayed under the foregoing sentence shall be paid with the first permissible installment.  Notwithstanding any other provision of this Agreement to the contrary, and in addition to (and not in substitution for) the two preceding sentences, the Board retains the power and discretion to revise, amend, modify, reform, administer, interpret or construe this Agreement at any time in whole or in part, to the extent it deems necessary or advisable to enable Employee to avoid any acceleration of taxation (or the imposition of any additional tax or interest payments on delayed payments of tax) under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service).

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

UMH PROPERTIES, INC.

By:

/s/  Jeff Carus

Dated:  6/24/2015

Jeff Carus, Chairman

Compensation Committee

EMPLOYEE

By: /s/   Anna T. Chew

Dated:  6/24/2015

Anna T. Chew

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